EXHIBIT 99
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                                               (5/19/95)


                             FNB CORP.

                        AMENDED AND RESTATED

           DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


                             ARTICLE 1

                              PURPOSE

         1.1 Purpose. The primary purpose of the FNB Corp. Dividend Reinvestment and Stock Purchase Plan (the "Plan") is to provide holders of the Common Stock, par value $2.50 per share (the "Common Stock") of FNB Corp. (the "Corporation") with a simple and convenient way of reinvesting cash dividends and investing optional cash payments in additional shares of Common Stock. Shares purchased under the Plan will either be original issue shares ("Original Issue Shares") or shares purchased in the open market ("Open Market Shares").

         1.2 Dividend Reinvestment and Optional Cash Payments. Shareholders of the Corporation who elect to become participants in the Plan ("Participants") may purchase shares of Common Stock by
(i) having all or part of the cash dividends on their shares of Common Stock automatically reinvested and (ii) by investing both their cash dividends and optional cash payments, which may not be less than $25 per payment nor aggregate more than $1,000 per calendar quarter ("Optional Cash Payments").

                             ARTICLE 2

                           ADMINISTRATION

         2.1 Authority of the Board of Directors. The Board of Directors of the Corporation has the authority to appoint the administrator of the Plan, to suspend, modify or terminate the Plan and to make any other determinations necessary or advisable for the administration of the Plan. Participants will be notified of any suspension, modification or termination of the Plan.

         2.2 Plan Administrator. The Board of Directors has determined that the Plan will be administered by First National
Bank and Trust Company, a wholly owned subsidiary of the Corporation (the "Plan Administrator"), which shall have authority to administer the Plan in accordance with the terms and conditions set forth herein.

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         2.3  Duties of Plan Administrator.  The Plan Administrator is
charged with the general duties of administering and maintaining the Plan. The Plan Administrator will maintain continuing records of each Participant's account and advise Participants as to all transactions in and the status of their Plan accounts. The Plan
Administrator will assure the safekeeping of shares of Common Stock credited to a Participant's Plan account (the "Plan Shares").

         2.4 Purchase of Open Market Shares. The Plan Administrator has the authority to either (i) purchase Open Market Shares on behalf of the Participants and in accordance with the Plan, so long as all such purchases are in compliance with applicable federal and state securities laws, or (ii) appoint an agent, who will be an "agent independent of the issuer" as that term is used in Rule
10b-18 of the Securities and Exchange Commission, (the "Agent") to purchase Open Market Shares on behalf of the Participants and in accordance with the Plan.

         2.5 Receipt of Funds; Purchase of Stock. The Plan Administrator will act in the capacity of agent for the Participants with respect to receipt of dividends and will receive dividend payments from the Corporation on behalf of the Participants. The Plan Administrator will receive Optional Cash Payments from the Participants who elect to make such payments.
The Plan Administrator will make appropriate arrangements for holding such payments until the payments may be applied toward purchase of Common Stock under the Plan. Dividend payments and Optional Cash Payments received by the Plan Administrator may be commingled by the Plan Administrator. With respect to Original Issue Shares and Open Market Shares that are purchased by the Plan Administrator, the Plan Administrator will invest such dividend payments and Optional Cash Payments in shares of Common Stock pursuant to the terms of the Plan. With respect to Open Market Shares that are purchased by the Agent, the Plan Administrator will notify the Agent of the amount of dividend payments and Optional Cash Payments that are available for investment in shares of Common Stock as soon as the amount is determined. After the Agent has invested the dividend payments and Optional Cash Payments in Open Market Shares and notified the Plan Administrator, the Plan Administrator will transfer funds to the Agent in payment of Open Market Shares purchased by the Agent. The Plan Administrator or Agent will make every reasonable effort to reinvest all dividends promptly after receipt and in no event later than 30 days after such receipt, except where in the opinion of the Plan Administrator's counsel, such investments are restricted by any applicable state or federal securities laws.

         2.6 Reports to Participants. The Plan Administrator will send to each Participant a statement of account at the end of each quarter in which there has been a transaction that has affected the Participant's account. The statement of account
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will include information describing each transaction.
Specifically, it will include information as to dividends credited to the Participant, Optional Cash Payments received from the Participant, amounts invested for the Participant, costs of purchases, number of shares purchased (including fractional shares), total shares held for the Participant and other information for the year to date. The Plan Administrator will send to each Participant a December statement, which will, in addition to serving as that quarter's activity report, serve as that year's annual statement of account. The December statement of account will provide records that can be used for the Participant's reporting purposes.

         2.7 Tax Reports. The Plan Administrator will comply with all applicable Internal Revenue Service requirements concerning the filing of information returns for dividends credited to each account under the Plan and such information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to Participants whose dividends or other form of distributions are subject to United States domestic or foreign tax withholding, the Plan Administrator will comply with all applicable Internal Revenue Service requirements concerning the amounts of tax to be withheld, which will be deducted from the dividends credited to the Participant's account prior to investment or from distributions due to the

Participant.

         2.8 Notices to Participants. All notices and reports from the Plan Administrator to a Participant will be addressed to the Participant at the last address of record with the Plan Administrator. The mailing of a notice to a Participant's last address of record will satisfy the Plan Administrator's duty of giving notice to such Participant. It is the duty of each Participant to notify the Plan Administrator promptly of any change of address.

         2.9 Costs. All costs of administration of the Plan will be paid by the Corporation. No fees or service charges (other than brokerage commissions as provided herein) will be imposed on Participants in connection with the purchase of shares of Common
Stock under the Plan.

         2.10 Liability. Neither the Plan Administrator nor the Corporation will have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan, including, without limitation, any claim for liability arising out of failure to terminate a Participant's account upon such Participant's death or adjudicated incompetency prior to receipt of written notice of death or adjudicated incompetency, nor shall they have any duties, responsibilities or liabilities except as expressly set forth in the Plan.
                                -3-
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                             ARTICLE 3

                       STOCK SUBJECT TO PLAN

         The maximum aggregate number of shares of Common Stock available pursuant to the Plan, subject to adjustment as provided herein, shall be 200,000 shares of the Common Stock. The shares may be either (i) Original Issue Shares sold to the Plan Administrator from the Corporation's authorized, but unissued shares of Common Stock, or (ii) Open Market Shares purchased on behalf of the Plan by the Plan Administrator or, if the Plan Administrator has appointed an Agent, the Agent on any securities exchange on which the Common Stock is traded, in the over-the-counter market or in negotiated transactions.

                             ARTICLE 4

                     ELIGIBILITY AND ENROLLMENT

         4.1 Eligibility. All holders of record of shares of Common Stock are eligible to participate in the Plan. Beneficial owners of Common Stock whose shares are held in registered names other than their own, such as trustees, bank nominees or brokers, must arrange for the holder of record to participate in the Plan or have the shares transferred to their own names before enrolling in the Plan.

         4.2 Enrollment. An owner of Common Stock may enroll in the Plan and become a Participant by completing and signing an enrollment form approved by the Plan Administrator (the "Authorization Form") and returning the Authorization Form to the Plan Administrator. On the Authorization Form, a Participant shall appoint the Plan Administrator as his or her agent and shall authorize the Plan Administrator, as such agent, to apply dividends and distributions received on the number of shares of Common Stock indicated on the form (the "Participating Shares") toward the purchase of full and fractional shares of Common Stock. The Participating Shares indicated on the Authorization Form may represent all, or any specified number if less than all, of the shares of Common Stock registered in that Participant's name. Participants may also elect to invest Optional Cash Payments by so indicating on the Authorization Form. Participants are not permitted to invest Optional Cash Payments unless they are also participating in the dividend reinvestment feature of the Plan.

         4.3 Commencement of Participation. If an Authorization Form specifying reinvestment of dividends is received by the Plan Administrator at least 5 business days before the record date established for payment of a particular dividend, reinvestment will commence with that dividend payment. If the Authorization Form is received after such date, the reinvestment of dividends through the Plan will begin with the next succeeding dividend.
                                -4-
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Authorization Forms received on a Saturday, Sunday or holiday on which the main office of the Plan Administrator is closed will be considered received on the next succeeding business day.

         4.4 Altering Participation. A Participant may change the number of Participating Shares by signing and returning a new
Authorization Form to the Plan Administrator.

                             ARTICLE 5

                       DIVIDEND REINVESTMENT

         5.1 Dividend Reinvestment. Dividends on Participating Shares shall be reinvested by the Plan Administrator on a quarterly basis.
The Plan Administrator will make every reasonable effort to have the dividends and Optional Cash Payments received pursuant to the Plan invested promptly after receipt and in no event later than 30 days except where, in the opinion of the Plan Administrator's counsel, such investments are restricted by any applicable state or federal securities laws.

         5.2 Purchase Price: Original Issue Shares. Original Issue Shares will be purchased on the Dividend Payment Date. The purchase price of Original Issue Shares shall be an amount equal to 100% of the fair market value (as determined pursuant to the Plan) of such shares on the Dividend Payment Date on which such shares are purchased. "Fair market value" shall mean the average of the closing bid and ask price of the Common stock as reported by the quotation information regularly disseminated by the National Association of Securities Dealers Automated Quotation ("NASDAQ") market or the NASDAQ National Market on the dividend payment date
(or the most recent preceding day on which bid and ask prices were reported). If the Common Stock is not listed on a national securities exchange, the fair market value of the shares shall be determined in good faith by the Board of Directors of the Corporation. If the Board of Directors is required to make a determination as to fair market value, the Board of Directors shall consider the financial condition of the Corporation and its recent operating results, values of publicly traded securities of other financial institutions giving effect to the relative book values and earnings of such institutions and the level of liquidity of the institution's shares, and such other factors as the Board of Directors in its discretion deems relevant.

         5.3 Purchase Price: Open Market Shares. Open Market Shares may be purchased by the Plan Administrator or, if the Plan Administrator has appointed an Agent, by the Agent on such terms as to price, delivery or otherwise as the Plan Administrator or Agent may determine on the Dividend Payment Date or as soon thereafter as practicable. The price at which Open Market Shares shall be deemed to have been purchased shall be the price of such shares paid by the Plan Administrator or Agent, plus such
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brokerage commission or mark-ups and any other fees or expenses charged by the broker-dealer or broker-dealers involved in the purchase or purchases (the "Brokerage Commission").

         5.4 Brokerage Commissions. To the extent shares are purchased in the open market each Participant's Plan account will be charged with its pro rata share of Brokerage Commissions. In the event the Plan Administrator or Agent receives a savings on such brokerage fees by buying Common Stock in volume, the savings will be passed on to the Participants. Participants will incur no Brokerage
Commissions for Original Issue Shares.

         5.5 Intent to Make Open Market Purchases. The Corporation currently intends that Open Market Shares shall be used to supply Common Stock to the Plan, but reserves the right, in its sole discretion, to direct the Plan Administrator at any time and from time to time to purchase Original Issue Shares. The Corporation must notify the Plan Administrator at least 10 days prior to a Dividend Payment Date if the Corporation elects to sell newly issued shares to the Plan Administrator for Plan accounts.

         5.6 Dividends on Plan Shares. The Plan Administrator will receive dividends for all Plan Shares held on the dividend record date and will credit such dividends to Participants' accounts on the basis of whole shares and fractional shares credited to those accounts. Such dividends will be automatically reinvested in additional shares of Common Stock pursuant to the terms of the Plan.

                             ARTICLE 6

                       OPTIONAL CASH PAYMENTS

         6.1 Optional Cash Payments. A Participant may elect to invest Optional Cash Payments at any time not less than 5 business days nor more than 30 calendar days prior to any Dividend Payment Date in any quarter, provided the payment is received by the Plan Administrator during such period. The same amount of money need not be invested each quarter, and there is no obligation to make an Optional Cash Payment in any quarter.

         6.2 Minimum/Maximum Amount of Cash Payment. An Optional Cash Payment must not be in an amount less than $25, and all Optional Cash Payments by or on behalf of any Participant in any calendar quarter must not aggregate more than $1,000.

         6.3 Payments. Prior to the first Dividend Payment Date after a Participant enrolls in the Plan, an initial Optional Cash Payment may be made by a Participant within the specified time limits by enclosing a check or money order with a completed Authorization
Form. Checks or money orders should be made payable to the Plan Administrator and returned along with an
                                -6-
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Authorization Form.  After the first Dividend Payment Date
following a Participant's enrollment in the Plan, Optional Cash Payments may be made within the specified time limits during any quarter by sending such payments to the Plan Administrator together with a stock purchase form (as approved by the Plan Administrator) which shall be attached to the detailed quarterly statement received by Participants after their initial dividend payment has been invested. The Participant's Plan account number must be included on the check (or other instrument) and in any other correspondence with respect to the Plan.

         6.4 Return of Optional Cash Payment. A Participant by written request to the Plan Administrator may obtain the return of any Optional Cash Payment up to 48 hours prior to the Dividend Payment Date. Any Optional Cash Payment received by the Plan Administrator less than 5 business days or more that 30 calendar days prior to a dividend payment date will be promptly returned.

         6.5 Application of Payment. The Plan Administrator will apply any Optional Cash Payment received from a Participant not less than 5 business days nor more than 30 calendar days before a Dividend Payment Date to the purchase of shares of Common Stock for the account of the Participant with respect to that Dividend Payment Date. Payments that are received less than 5 business days or more than 30 calendar days prior to any dividend payment date will be promptly returned to the Participant.

         6.6 Holding of Cash Payments. Pending investment, all Optional Cash Payments will be held in a non-interest-bearing account maintained by the Plan Administrator. The Plan Administrator will advise that Participants may wish to delay transmittal of Optional Cash Payments until shortly before the Dividend Payment Date while still allowing enough time for the Plan Administrator to receive the funds 5 business days prior to such date.

                             ARTICLE 7

                        PARTICIPANT ACCOUNTS

         7.1 Allocations to Accounts. The number of shares of Common Stock to be purchased for a Participant's Plan account depends on the amount of that Participant's reinvested dividends and Optional Cash Payments and the purchase price of the shares purchased pursuant to the Plan with respect to a single dividend payment.
Each Participant's account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount to be invested, divided by the purchase price per share.

         7.2 Stock Certificates. Stock certificates for shares of Common Stock purchased under the Plan will not be issued as a matter of course. The Plan Administrator will hold all shares purchased in the name of one of its nominees. The number of
                                -7-
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shares purchased for a Participant's account under the Plan will be shown on the Participant's quarterly statement of account. Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued without charge upon the Participant's written request. Any remaining whole shares and fractional shares will continue to be held in the Participant's account.

                             ARTICLE 8

                    TERMINATION OF PARTICIPATION

         8.1 Written Notice. A Participant may discontinue the reinvestment of dividends under the Plan by notifying the Plan
Administrator in writing.   The Corporation may also terminate a
Participant's participation in the Plan by giving written notice to that effect to a Participant at any time. Any termination notice received at least 5 business days prior to a dividend record date will be effective as to dividends paid for such record date. Any termination notice received less than 5 business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested.

         8.2 Issuance of Certificates; Liquidation of Fractional Shares. Upon termination, a Participant will receive a stock certificate for all whole Plan Shares credited to the Participant's account. Any fractional Plan Shares will be liquidated and a check for the proceeds, less brokerage commissions and transfer taxes, if any, incurred in such transactions will be mailed directly to the discontinuing Participant by the Plan Administrator. The liquidation value of any fractional shares shall be calculated at "fair market value" as that term is defined in the Plan.

         8.3 Termination by Disposal of Shares. If a Participant disposes of all shares registered in the Participant's name on the books of the Corporation, participation in the Plan will be deemed discontinued and certificates for all whole Plan Shares credited to the Participant's account, together with the proceeds from the liquidation of any fractional shares as determined herein, will be mailed to the Participant.

                             ARTICLE 9

                     WITHDRAWAL OF PLAN SHARES

         A Participant who has purchased shares of Common Stock under the Plan may withdraw all or a portion of such Plan Shares from the Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of Plan Shares to be withdrawn. This notice should be mailed to the Plan Administrator. Certificates for whole shares of Common Stock so
                                -8-
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withdrawn will be registered in the name of and issued to the
Participant. In no case will certificates representing fractional shares be issued. Any notice of withdrawal received less than 5 business days before a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's Plan account.

                             ARTICLE 10

                      MISCELLANEOUS PROVISIONS

         10.1 Adjustments. If the shares of Common stock of the corporation are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, or exchange of shares in which the Corporation is the surviving entity or through recapitalization, reclassification, stock dividend, stock split, reverse stock split or other reorganization, the Board of Directors shall make an appropriate and proportionate adjustment in the maximum number and kind of shares that may be issued under the Plan.

         10.2 Stock Dividends; Stock Splits. Whole shares and fractional shares resulting from stock dividends or stock splits on Plan Shares will be added to Participants' accounts.

         10.3 Rights Offering. In the event that the Corporation makes available to its shareholders rights to purchase additional shares or other securities, the Plan Administrator will sell all rights accruing to Plan Shares if a purchaser can be located. The proceeds will be combined with any other Participant's account funds for reinvestment in connection with the dividend payment date on which shares of Common Stock are to be purchased. These proceeds will be treated as if they were Optional Cash Payments. Any Participant who wishes to exercise any such rights must send a written request to the Plan Administrator that certificates for the whole shares held under the Plan be sent to the Participant. This request must be received at least 5 business days in advance of the record date for the rights offering.

    10.4 Ownership Dates. For purposes of corporate records, a Participant shall be deemed to be the owner of shares purchased through the Plan pursuant to Original Issue Purchases on the Dividend Payment Date. In the case of Open Market Purchases, an allocable percentage of the shares credited to a Participant's account is deemed to have been acquired by the Participant on each date shares are purchased by the Plan Administrator with respect to a particular dividend.

         10.5 Voting of Plan Shares. Each Participant who votes shares of Common Stock registered in his or her name on any matter submitted to a meeting of the Corporation's shareholders
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will have all shares credited to his or her account under the Plan automatically added to that number and voted in the same manner.
If a Participant elects not to vote the Plan Shares in person at the shareholders' meeting, a proxy for those shares will be furnished upon written request received by the Plan Administrator at least 10 business days prior to the shareholders' meeting date.

         10.6 Transfer Restriction. A Participant cannot sell, assign, transfer or pledge shares credited to the Participant's account for any purpose unless the Participant has first requested certificates for such shares in accordance with the Plan.

         10.7 No Issuances at Less than Par Value. In no event shall the Corporation or the Plan Administrator issue shares of Common
Stock pursuant to the Plan at a price that is less than the par value of the Common Stock.
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                             FNB CORP.
           DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                         AUTHORIZATION FORM


         I hereby appoint First National Bank and Trust Company (the "Plan Administrator"), or its successor as appointed by FNB Corp. (the "Corporation"), as my agent, subject to the terms and conditions of the FNB Corp. Dividend Reinvestment and Stock
Purchase Plan (the "Plan") as set forth in the accompanying Prospectus, receipt of which is hereby acknowledged. I authorize the Plan Administrator, as such agent, to apply my dividends and distributions as selected below and such cash deposits as it may receive from me toward the purchase of full and fractional shares of the Corporation's Common Stock (the "Common Stock"). I understand that I may make optional cash payments of not less than $25 per payment nor totaling more than $1,000 per calendar quarter.

REINVESTMENT OF DIVIDENDS

         Please enroll me in the FNB Corp. Dividend Reinvestment and Stock Purchase Plan as indicated below:

Check one only:

    Dividend Reinvestment            Partial Dividend
    On All Shares.                   Reinvestment.
    I wish to apply dividends        I wish to apply dividends
    on all shares of FNB Corp.       on shares of Common
    common stock (the "Common        Stock registered in my name
    Stock") registered in my         and any optional cash payments
    name and any optional cash       to the purchase of additional
    payments to the purchase         shares of Common Stock.
    of additional shares of
    Common Stock.

         I acknowledge receipt of FNB Corp.'s Dividend Reinvestment and Stock Purchase Plan Prospectus and agree to the terms and conditions of the Plan as stated therein.

Social Security or Tax                Signature(s) - All persons
Identification No:                    whose names appear in the
                                      accompanying address label
                                      should sign exactly as shown.




                                      Date                      , 19






OPTIONAL CASH PAYMENTS

I have (check one)    previously enrolled in the FNB Corp. Dividend
Reinvestment and Stock Purchase Plan or    am enrolling in the FNB
Corp. Dividend Reinvestment and Stock Purchase Plan by executing the Authorization as provided hereinabove, and I enclose an
optional cash payment of $             .

Date                  , 19            Signature(s) - All persons
                                      whose names appear in the
                                      accompanying address label
                                      should sign exactly as shown.




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